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                                                                   EXHIBIT 10.47

                              EMPLOYMENT AGREEMENT

Agreement, made this 20th day of December, 2001, between Crown Media International, Inc., a Delaware corporation with offices at 6430 S. Fiddlers Green Circle, Suite 500, Greenwood Village CO 80111 or its permits assigns ("Employer") and Russ Givens, 5857 S. Highline Circle Greenwood Village, CO 80121 ("Employee") This Agreement will replace Employee's prior agreement with Employer dated July 27, 1998, as amended July 1, 1999 and the prior agreement will have no further force or effect after December 31, 2001.

                                   WITNESSETH:

      WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions set forth herein:

      NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

      1. Employment and Duties.

      (a) Employer hereby employs Employee and Employee hereby agrees to serve during the Term (as defined below) as President and Chief Operating Officer, Crown Media International, Inc., reporting directly to the Chief Executive Officer of Crown Media Holdings, Inc.. Employee agrees to perform such services, as requested by Employer, as are consistent with Employee's position. Employee shall use Employee's best efforts to promote the interests of Employer and shall devote Employee's full business time, energy and skill exclusively to the business and affairs of Employer during the "Term" (as "Term" is defined in Paragraph 2 below).

      (b) During the course of Employee's employment hereunder, Employer may create or utilize subsidiary companies for the production and distribution of programming or to conduct the other activities and businesses of Employer. Employer shall have the right, without additional compensation to Employee, to loan or make Employee available to any subsidiary of Employer or company in common ownership with Employer to perform services for any programming, property or project owned or controlled by Employer or any such entity, provided that Employee's services for any such entity shall be consistent with Employee's duties


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hereunder. Employee further agrees that all the terms of this Employment
Agreement shall be applicable to Employee's services for each such entity.

      2. Term of Employment. The new term of Employee's employment ("Term") with Employer shall commence on January 1, 2002 (the "Effective Date") and shall end on December 31, 2004, unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties.

      3. Compensation.

      (a) Salary. As compensation for Employee's services hereunder, Employer shall pay to Employee a salary at the rate of $510,000 per year during the first year of the Term. Commencing on January 1, 2003 and annually thereafter during the Term, Employee's salary shall be increased over the salary in effect during the prior twelve month period by the greater of (i) seven per cent (7%) or (ii) the increase, if any, of the Consumer Price Index calculated by the Department of Labor for the region including the greater Denver metropolitan area (the "CPI") as of January 1 of the relevant year as compared to the CPI as of the January 1 of the prior year. Such salary shall be paid biweekly.

      (b) Bonuses. Following the end of each calendar year during the Term, Employee will be paid determined by Employer based on achievement of the financial goals set out in Schedule A attached hereto. The bonus will be payable on the date designated by Employer.

      (c) Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation to Employee such items as federal, state and local income taxes, FICA, unemployment insurance and disability contributions, and such other deductions as may be required by law.

      (d) Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee's services to Employer in accordance with Employer's expense account policies.

      (e) Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) an allowance of $950 per month for an automobile, (ii) group


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medical, dental, life and disability insurance as per Employer policy, (iii)
four weeks paid vacation per year and (iv) any other fringe benefits which Employee had as of December 31, 2001 or which may in the future become available generally to comparable employees of Employer.

      4. Place of Employment. During the Term, Employee shall be required to perform Employee's duties at the principal office of Employer set forth above, or at such other principal location in the Denver metropolitan area as Employer may designate from time to time, and Employee shall undertake all travel required by Employer in connection with the performance of Employee's duties hereunder.

      5. Confidentiality, Intellectual Property; Name and Likeness.

      (a) Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer and its executives, representatives and employees who need to know such information or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee's duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to Employee's own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the General Counsel of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

      (b) During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals,


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plans, scripts, treatments, and formats are and will be the property of
Employer. Employee further agrees, at Employer's request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer's expense.

      (c) Employer shall have the right in perpetuity to use Employee's name in connection with credits for programming, properties and projects for which Employee performs any services pursuant to this Agreement.

      6. Employee's Representations. Employee represents and warrants that:

      (a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

      (b) To the best of Employee's knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

      7. Non-Competition; No Raid.

      (a) During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which materially interferes with any of Employee's duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material.

      (b) Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ, or attempt to employ or assist anyone else to employ, any person who is, at the date of termination of Employee's employment, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer.

      8. Termination.

      (a) This Agreement may be terminated and the Term ended on five (5) business days'


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written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

            (i) The death of Employee;

            (ii) The physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period exceeding an aggregate of thirty (30) business days during any twelve month period of the Term. For purposes of counting the aggregate of thirty (30) business days, days properly designated by Employee as vacation days shall not be counted;

            (iii) For "cause," which for purposes of this Agreement shall be defined as:

                  (A) the use of drugs and/or alcohol which interfere materially with Employee's performance of Employee's services under this Agreement;

                  (B) Employee's conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

                  (C) Employee's persistent failure after written notice to perform, or Employee's persistent refusal to perform after written notice, any of Employee's duties and responsibilities pursuant to this Agreement; or

                  (D) Employee's dishonesty in financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of Employee's duties hereunder.

      (b) Employer shall also have the right to terminate Employee at any time prior to the expiration of the Term, in addition to pursuant to Paragraph 8(a) above, by providing Employee with written notice. In the event of a termination pursuant to this Paragraph 8(b), Employer shall pay to the Employee, the remaining amounts described in Paragraph 3(a) above for the balance of the Term at such time or times such payments would otherwise be due; provided, however, that Employee shall have a duty to mitigate damages by pursuing reasonably comparable alternative employment. If Employee is employed in any capacity following termination pursuant to this Paragraph 8(b), any sums earned by Employee pursuant to such subsequent employment during the balance of the time that constituted the Term hereunder, shall be offset against any remaining obligation Employer may have to Employee hereunder. Without


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limiting the foregoing, Employer shall not be liable for any consequential or punitive damages claimed as a result of any such termination. Employer shall have no further obligations to Employee hereunder. If Employer terminates Employee under this Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination.

      (c) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i), 8(a)(ii) or 8(a)(iii)(A-D) above, Employee shall be paid Employee's salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer's obligation to pay salary to Employee shall terminate. After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee pursuant to this Agreement, except as required in Employer-sponsored benefits programs.

      (d) Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.

      (e) Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from the Board of Directors of any of Employer's subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

      9. Arbitration/Specific Performance/Choice of Law.

      (a) Arbitration. Any dispute between the Employee and Employer involving any provision of this Agreement other than Paragraph 5(a) and 7 or Employer's exclusive rights to Employee's services, shall be resolved by arbitration under the rules of the American Arbitration Association and in accordance with applicable law, subject to the provisions of this paragraph. Such arbitration shall be conducted in Denver, before a panel of three neutral arbitrators, experienced in the broadcast and entertainment business. Employer shall pay the expenses of the arbitration, other than Employee's legal fees and expenses which shall be paid for by Employee, except as otherwise provided by law. The arbitrators shall provide a reasoned opinion supporting their conclusion, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties, but such conclusions of law shall be subject to appeal in any court of competent jurisdiction.


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      (b) Specific Performance. Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of Paragraphs 5(a) or 7 of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation.

      (c) Applicable Law. The parties further stipulate that the law of Colorado shall apply to any dispute of action regarding this Agreement.

      10. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although Employee may assign or use as security payments due hereunder from Employer. The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

      11. Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

      12. Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed, and sets out the full agreement between the parties concerning its subject matter.

      13. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the


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address for Employee appearing in Employer's records and, in the case of
Employer, addressed to the Chief Executive Officer of Crown Media Holdings, Inc., 12700 Ventura Blvd, Studio City, CA 91604, with a copy to the General Counsel, Crown Media Holdings, Inc., 6430 South Fiddlers Green Circle, Greenwood Village, CO 80111. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

      14. Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

      15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

                  [Remainder of Page Intentionally Left Blank]


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      IN WITNESS WHEREOF, Employer has by its appropriate officer signed this
Agreement and Employee has signed this Agreement as of the day and year first above written.

                               CROWN MEDIA INTERNATIONAL, INC.

                               By /s/ David Evans
                                 -----------------------------------------------

                               Title President & CEO, Crown Media Holdings, Inc.
                                     -------------------------------------------


                               EMPLOYEE

                                 /s/ Russ Givens
                               -------------------------------------------------
                                           Russ Givens


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                               Schedule A - Bonus

Employee's bonus will be divided into two categories - a discretionary bonus and a performance based bonus. The benchmark for the total bonus amount will be 20% of Employee's then-current salary, as set out in Paragraph 3(a) if the Agreement.

30% of the bonus will be discretionary, i.e., whether this portion of the bonus is awarded and the amount of the bonus will be in the sole discretion of Employer and the Compensation Committee of the Board of Directors of Crown Media Holdings, Inc. The maximum amount payable under this discretionary portion of the bonus would be 6% of current salary.

The remaining 70% of the bonus will be awarded based on Crown Media International, Inc. achievement of "Revenue" and "EBITDA" "Targets" for the year for which the bonus is paid - each will account for half of this portion of the bonus. The benchmark for each of the Revenue and EBITDA portions is 7% of salary, although a greater amount may be paid if Revenue and/or EBITDA Targets are exceeded. The formula for payment of this bonus based on percentage achievement of Revenue and EBITDA Targets is as follows:

--------------------------------------------------------- -----------------------------
  Percentage of Revenue or EBITDA Target          Percentage of Salary Payable as Bonus
  --------------------------------------          -------------------------------------
  Achieved
  --------
---------------------------------------------------------------------------------------
  Below 85%                                       No bonus
---------------------------------------------------------------------------------------
  85% or more but less than 90%                   5.6%
---------------------------------------------------------------------------------------
  90% or more, but less than 95%                  6.3%
---------------------------------------------------------------------------------------
  95% or more, but less than 98%                  6.65%
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  98% or more, but less than 102%                 7%
---------------------------------------------------------------------------------------
  102% or more, but less than 105%                7.77%
---------------------------------------------------------------------------------------
  105% or more, but less than 110%                8.4%
---------------------------------------------------------------------------------------
  110% or more                                    10.5%
---------------------------------------------------------------------------------------

By way of example, if 110% of the Revenue Target is achieved for the year and only 90% of the EBITDA Target is achieved, the total performance based portion of the bonus would equal


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16.8% of salary (i.e. 10.5% for exceeding the Revenue Target and 6.3% for substantial achievement of the EBITDA Target.)

"Revenue" for this purpose will be the sum of gross subscriber revenues and gross advertising sales revenues (less agency commissions) which are realized for accounting purposes by Employer in each fiscal year. "EBITDA" will have the meaning designated by Employer's outside auditors, consistent with GAAP. The "targets" for each will be those designated in the Employer's financial "Plan" for each fiscal year, as determined by the CEO of Crown Media Holdings, Inc. and Board of Directors of Crown Media Holdings, Inc. Bonus payments shall be made on the dates designated by Employer for payment of bonuses to Crown employees in general.


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